UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                 SEC FILE NUMBER
                                    000-29475


                                  CUSIP NUMBER
                                   56104P-10-1






(Check One):

[X] Form 10-KSB     [ ] Form 20-K  [ ] Form 10-Q   [ ] Form N-SAR

For Period Ended:  7-31-2003
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[ ] Transition Report on Form 10-K

[ ] Transition Report on Form 20-K

[ ] Transition Report on Form 11-K

[ ] Transition Report on Form 10-Q

[ ] Transition Report on Form N-SAR

For the Transition Period Ended:
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If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

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PART I -  REGISTRANT INFORMATION

        Malahat Energy Corporation
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Full name of registrant


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Former name if applicable

        700-101 Convention Centre Drive
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Address of principal executive office (Street and number)

        Las Vegas, Nevada 89109
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City, state and zip code

PART II - RULES 12b-25(b) AND (c)

    If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

[X] |  (a)  The reasons described in reasonable detail in Part III of this form
    |       could not be eliminated without unreasonable effort or expense;
    |
[X] |  (b)  The subject annual report, semi-annual report, transition report on
    |       Form 10-K, 10-KSB, Form 20-F, 11-K, Form N-SAR, or portion thereof
    |       will be filed on or before the 15th calendar day following the
    |       prescribed due date; or the subject quarterly report or transition
    |       report on Form 10-Q, 10-QSB, or portion thereof will be filed on or
    |       before the fifth calendar day following the prescribed due date; and
    |
    |  (c)  The accountant's statement or other exhibit required by Rule
    |       12b-25(c) has been attached if applicable.

PART III - NARRATIVE

    State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-k, 10-Q, N-SAR or the transition report or portion thereof, could not be filed within the prescribed time period.


     The Registrant is working to complete its annual consolidated financial statements. However, the Registrant has been delayed in the finalization of same as the Registrant conducts its material operations in Canada and records the bulk of its financial results in Canadian dollars and in accordance with Canadian generally accepted accounting principles and the Registrant's must convert such results in order to report same in U.S. dollars and to report such results in compliance with U.S. generally accepted accounting principals, and this has taken more time than expected.

     The Registrant has used its best efforts to complete the Form 10-KSB in a timely manner; however, due to the above described circumstance the Registrant is unable to complete the Form 10-KSB within the prescribed time limit without unreasonable effort or expense.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

Bruce Ramsay                                (250)              386-4545
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     (Name)                                (Area Code)       (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports) been filed? If answer is
    no, identify report(s).      [X] Yes      [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
    [ ] Yes      [X] No

    If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                                Malahat Energy Corporation
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                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  October 29, 2003            By:  /s/ B.Ramsay
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                                    Bruce Ramsay, Chief Financial Officer